FRAZER FROST, LLP
Certified Public Accountants

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.02 of two Form 8-Ks filed by RINO International Corporation on November 19, 2010, and are in agreement with the statements therein insofar as they relate to our firm. We have no basis to agree or disagree with other statements contained therein.

/s/ Frazer Frost, LLP
Frazer Frost, LLP
Brea, California
November 24, 2010